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                                                                    EXHIBIT 11.1

                        COMPUTATION OF INCOME PER SHARE

(In thousands, except per share data)                     FISCAL YEAR ENDED
                                                ---------------------------------------
                                                January 30,  January 31,     February 2
                                                   1999          1998           1997
                                                -----------  -----------     ----------
NET INCOME                                        $6,241        $35,170        $31,788

Weighted average number of shares of Common
Stock outstanding during the period:

Common Stock                                      24,164         24,302         25,111

     Add incremental shares from assumed
     exercise of stock options                        63            698            559

Weighted average common and common
equivalent shares outstanding                     24,227         25,000         25,670
                                                  ======         ======         ======
BASIC INCOME PER SHARE                             $0.26          $1.45          $1.27
                                                  ======         ======         ======
DILUTED INCOME PER SHARE                           $0.26          $1.41          $1.24
                                                  ======         ======         ======